Exhibit 99, ACCT
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Alpha Architect U.S. Quantitative Value ETF, Alpha Architect International Quantitative Value ETF, Alpha Architect U.S. Quantitative Momentum ETF, Alpha Architect International Quantitative Momentum ETF, Alpha Architect Value Momentum Trend ETF, Alpha Architect High Inflation and Deflation ETF

On June 9, 2023, the Board of Trustees (“Board”) of the EA Series Trust (the “Trust”), including a majority of the Independent Trustees, upon the recommendation and approval of the Audit Committee of the Board, appointed Tait Weller & Baker, LLP (“Tait”) to serve as each Fund’s independent registered public accounting firm for the Fund for the fiscal year ended September 30, 2023. Tait was approved as the auditor for all funds in the Trust. Tait replaces Spicer Jefferies, LLP (“Spicer”) in this role. Spicer did not resign and did not decline to stand for re-election.

The audit reports of Spicer on the financial statements of Alpha Architect U.S. Quantitative Value ETF, Alpha Architect International Quantitative Value ETF, Alpha Architect U.S. Quantitative Momentum ETF, Alpha Architect International Quantitative Momentum ETF, Alpha Architect Value Momentum Trend ETF, Alpha Architect High Inflation and Deflation ETF for the most recent fiscal periods ended September 30, 2019, September 30, 2020, September 30, 2021 and September 30, 2022 only, did not contain an adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal periods ended September 30, 2019, September 30, 2020, September 30, 2021, September 30, 2022 and for the interim period ended June 9, 2023 , there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Spicer on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Spicer, would have caused it to make a reference in connection with its opinion to the subject matter of the disagreement.

During the fiscal periods ended September 30, 2019, September 30, 2020, September 30, 2021, September 30, 2022 and for the interim period ended June 9, 2023, neither the Funds, nor anyone on their behalf, consulted with Tait with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might have been rendered on each Fund’s financial statements, and no written report or oral advice was provided that Tait concluded was an important factor considered by the Fund in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Alpha Architect Tail Risk ETF

On June 9, 2023, the Board of Trustees (“Board”) of the EA Series Trust (the “Trust”), including a majority of the Independent Trustees, upon the recommendation and approval of the Audit Committee of the Board, appointed Tait Weller & Baker, LLP (“Tait”) to serve as each Fund’s independent registered public accounting firm for the Fund for the fiscal year ended September 30, 2023. Tait was approved as the auditor for all funds in the Trust. Tait replaces Cohen & Company, Ltd. ("Cohen") in this role. Cohen did not resign and did not decline to stand for re-election.

The audit reports of on the financial statements of Arin Large Cap Theta Fund (the “Predecessor Fund”), a series of the Starboard Investment Trust for the fiscal periods ended February 28, 2022 and February 28, 2023, did not contain an adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal period ended February 28, 2023 and for the interim period ended June 9, 2023, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Cohen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make a reference in connection with its opinion to the subject matter of the disagreement.

The registrant requested that Cohen furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit to Form N-CSR.

During the fiscal periods ended February 28, 2022, February 28, 2023 and for the interim period ended June 9, 2023, neither the Fund, nor anyone on their behalf, consulted with Tait with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might have been rendered on each Fund’s financial statements, and no written report or oral advice was provided that Tait concluded was an important factor considered by the Fund in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Exhibit 13A4
November 27, 2023
U.S Securities and Exchange Commission
Division of Trading and Markets, Mail Stop 7010
100 F Street, NE
Washington DC 20549
(202) 551-6551

Re: Notice Pursuant to SEC Rule

To Whom it May Concern

We have read the statements made by EA Series Trust (the “Trust”) and are in agreement with the statements contained in the audited and unaudited notes to the financial statements of the Trust as of September 30, 2023. We have no basis to disagree with the statements of the registrant contained therein regarding those items required to be reported.

Very truly yours,

/s/ Spicer Jeffries, LLP

Spicer Jeffries, LLP
Denver, Colorado

December 7, 2023
U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Alpha Architect Tail Risk ETF
Commission File Number 811-22961

Dear Sir or Madam:

We have read Exhibit 99 13(a)(4) of Form N-CSR of : Alpha Architect Tail Risk ETF a series EA Series Trust, dated December 7, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Cohen & Company Ltd.

Cohen & Company Ltd.